Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Aratana Therapeutics, Inc. (a development stage enterprise) of our report dated March 20, 2013, except for the effect of the reverse stock split as described in Note 18, as to which the date is May 23, 2013, relating to the financial statements of Aratana Therapeutics, Inc. (a development stage enterprise), which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 23, 2013